UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CARRIZO OIL & GAS, INC.

(Name of Registrant as Specified In Its Charter)

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April 12, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held at 9:00 a.m. on Tuesday, May 18, 2010, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

A copy of the Company’s 2009 Annual Report to Shareholders is also enclosed.

Sincerely,

S.P. Johnson IV

President and Chief Executive Officer

CARRIZO OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2010

To the Shareholders of

Carrizo Oil & Gas, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) will be held at 9:00 a.m. on Tuesday, May 18, 2010, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas, for the following purposes:

(1)	to elect six members to the Board of Directors for a one-year term;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	to transact such other business as may properly come before the meeting.

The Company has fixed the close of business on April 19, 2010, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to read the enclosed proxy statement and to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

Paul F. Boling

Secretary

April 12, 2010

1000 Louisiana Street, Suite 1500

Houston, TX 77002

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2010.

The proxy statement and annual report to shareholders are available at www.crzo.net/proxy2010.pdf.

CARRIZO OIL & GAS, INC.

1000 Louisiana Street, Suite 1500

Houston, Texas 77002

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on Tuesday, May 18, 2010, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas, and any and all adjournments thereof.

This statement and the accompanying form of proxy are first being mailed to shareholders on or about April 23, 2010.

Voting Procedures

Shareholders of record as of April 19, 2010, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On March 31, 2010, the issued and outstanding capital stock of the Company consisted of 31,350,044 shares of common stock, par value $0.01 per share (“Common Stock”). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed in this proxy statement; (2) for the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and (3) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter, and thus will be disregarded in the calculation of “votes cast” with respect to that matter (even though those shares may be considered entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information concerning (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of our Common Stock as of December 31, 2009, and (2) the number of shares of our Common Stock beneficially owned as of March 31, 2010 by each director, the Chief Executive Officer, the Chief Financial Officer and three other executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of March 31, 2010, the Company had 31,350,044 shares of Common Stock issued and outstanding.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Common Stock (rounded)
Directors and Named Executive Officers:
S. P. Johnson IV	680,550	2.2%
Paul F. Boling	73,796	*
Gregory E. Evans	58,056	*
J. Bradley Fisher	69,445	*
Richard H. Smith	25,929	*
Steven A. Webster	2,496,094	7.9%
Thomas L. Carter, Jr.	22,125	*
Paul B. Loyd, Jr.	32,500	*
F. Gardner Parker	82,500	*
Roger A. Ramsey	36,000	*
Frank A. Wojtek	31,458	*
Directors and Executive Officers as a Group (12 persons)	3,608,453	11.3%
BlackRock, Inc. (3)	2,333,414	7.4%
Columbia Wanger Asset Management, L.P. (4)	2,207,150	7.0%
Centennial Energy Partners, L.L.C. (5)	2,313,769	7.4%
Neuberger Berman Group LLC (6)	1,932,227	6.2%
Next Century Growth Investors, LLC (7)	2,202,958	7.0%

*	Less than 1%.

(1)	Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security, except for 50,000 shares that Mr. Parker has pledged as collateral for a line of credit and 14,500 shares that Mr. Ramsey has pledged as collateral for a line of credit. The business address of each director and executive officer is c/o Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

(2)

The table includes shares of Common Stock that can be acquired through the exercise of options within 60 days of March 31, 2010 as follows: Mr. Johnson — 136,668, Mr. Boling — 14,250, Mr. Evans — 13,333, Mr. Fisher — none, Mr. Smith — none, Mr. Webster — 168,334, Mr. Carter — 3,334, Mr. Loyd — 12,000, Mr. Parker — 27,500, Mr. Ramsey — 13,500, Mr. Wojtek — 2,500, and all directors and executive officers as a group — 391,419. The table includes shares of Common Stock related to restricted stock units that vest within 60 days of March 31, 2010 as follows: Mr. Boling — 11,053, Mr. Evans — 6,707, Mr. Fisher — 12,508, Mr. Smith — 4,784, and all directors and executive officers as a group — 35,052. The table includes shares of Common Stock that relate to stock appreciation rights that may be settled in Common Stock (“stock-settled stock appreciation rights”) and that can be exercised within 60 days of March 31, 2010 as follows (assuming all of such person’s stock-settled stock appreciation rights are settled in Common Stock and using the closing price of our Common Stock on March 31, 2010 of $22.95): Mr. Johnson — 5,276, Mr. Boling — 602, Mr. Evans — 365, Mr. Fisher — 681, Mr. Smith — 260, Mr. Webster — 436, and all directors and executive officers as a group — 7,620. The percent of the class owned by each person has been computed assuming the exercise of all options and stock-settled stock appreciation rights deemed to be beneficially owned by that person, and assuming that no options or stock-settled stock appreciation rights held by any other person have been exercised.

(3)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. reported sole voting power and sole dispositive power over 2,333,414 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2010, Columbia Wanger Asset Management, L.P., an investment adviser, reported sole voting power over 2,158,100 shares and sole dispositive power over 2,207,150 shares. The address of the principal business office of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010, Centennial Energy Partners, L.L.C. reported shared voting power and shared dispositive power over 2,313,769 shares. Peter K. Seldin, the managing member of Centennial Energy Partners, L.L.C., also reported shared voting power and shared dispositive power over 2,313,769 shares. The address of the principal business office of each of these entities is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010, Neuberger Berman Group LLC and Neuberger Berman LLC each reported shared voting power over 1,690,627 shares and shared dispositive power over 1,932,227 shares. Neuberger Berman Management LLC reported shared voting power and shared dispositive power over 1,689,727 shares. Neuberger Berman Equity Funds reported shared voting power and shared dispositive power over 1,681,227 shares. The address of the principal business office of each of these entities is 605 Third Avenue, New York, New York 10158.

(7)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, Next Century Growth Investors, LLC (“Next Century”), an investment adviser, Thomas L. Press, Director, Chairman and Chief Executive Officer of Next Century, and Donald M. Longlet, Director and President of Next Century, reported shared voting power and shared dispositive power over 2,202,958 shares. Each of Next Century, Mr. Press and Mr. Longlet disclaim beneficial ownership of such shares. The address of the principal business office of Next Century, Mr. Press and Mr. Longlet is 5500 Wayzata Boulevard, Suite 1275, Minneapolis, Minnesota 55416.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons designated as proxies on the enclosed proxy card intend, unless the proxy is marked by shareholders with contrary instructions, to vote for the following nominees as directors to serve until the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or until their resignation or removal: Mr. S.P. Johnson IV, Mr. Steven A. Webster, Mr. Thomas L. Carter, Jr., Mr. F. Gardner Parker, Mr. Roger A. Ramsey and Mr. Frank A. Wojtek. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. Mr. Johnson’s current employment agreement with the Company provides that he will be a director. For more information regarding his employment agreement, please read “Executive Compensation–Employment Agreements.”

Mr. Paul B. Loyd, Jr., a director since 1993, will retire from the Board of Directors effective at the Annual Meeting and is therefore not standing for re-election as a director. The Board of Directors has reduced the size of the Board from seven to six directors effective at the beginning of the Annual Meeting.

The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director. As a result of recent amendments to the rules of the New York Stock Exchange, the election of directors is no longer a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. This represents a change from previous years, when brokers had discretionary voting authority in the election of directors. Therefore, if you hold your shares through a broker and do not provide instructions as to how to vote your shares, your shares will not be voted on this proposal. We recommend that you contact your broker to provide voting instructions. However, because the Company has a plurality voting standard for the election of directors, broker non-votes are not expected to affect the outcome of an uncontested election of directors.

Nominees

The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2010, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

S.P. Johnson IV, age 54, has served as our President and Chief Executive Officer and a director since December 1993. Prior to that, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is also a director of Basic Energy Services, Inc. (a well servicing contractor) and Pinnacle Gas Resources, Inc. (a coalbed methane exploration and production company). Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado. Mr. Johnson brings to the Board of Directors extensive experience in oil and gas exploration and production and the energy industry through his roles at the Company and other energy companies. He also brings to the Board extensive knowledge of the Company by virtue of his being a co-founder and long-time director and President and Chief Executive Officer of the Company.

Steven A. Webster, age 58, has been the Chairman of our Board of Directors since June 1997 and has been a director since 1993. Mr. Webster has served as Co-Managing Partner of Avista Capital Partners, a private equity firm focused on investments in the energy, media and healthcare sectors, since he co-founded the firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of SEACOR Holdings, Inc. (a marine transportation and service provider), Geokinetics, Inc. (a seismic data acquisition and geophysical services company), Basic Energy Services, Inc. and Hercules Offshore, Inc. (an offshore drilling contractor), a trust manager of Camden Property Trust (a real estate investment trust), and a director of several private companies. Mr. Webster has served as a director of Pinnacle Gas Resources, Inc. (2003-2009), Encore Bancshares (a bank holding company) (2000-2009), Solitario Exploration & Royalty Corp. (formerly Solitario Resources Corp.) (a precious metal exploration company) (2006-2008), Brigham Exploration Company (an oil and gas exploration and production company) (2000-2007), Goodrich Petroleum Corporation (an oil and gas exploration and production company) (2004-2007), Seabulk International, Inc. (an offshore energy services company) (2002-2006), Grey Wolf, Inc. (a land driller) (1996-2008) and Crown Resources Corporation (a precious metal exploration company) (1988-2006). Mr. Webster holds an M.B.A. degree from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University. Mr. Webster brings to the Board of Directors (a) experience in and knowledge of the energy industry, (b) knowledge of the Company as a co-founder and long-time director, (c) business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and (d) experience as a director of several other public and private companies.

Thomas L. Carter, Jr., age 58, has been a director since March 2005. He has been Chairman and Chief Executive Officer of Black Stone Minerals Company, L.P., a privately-owned Delaware limited partnership located in Houston, Texas, since its formation in 1998. Mr. Carter has also served as Managing General Partner of Black Stone Energy Company from 1980 to the present. Prior to the formation of Black Stone Energy Company, Mr. Carter served as Managing General Partner of W.T. Carter & Bros. from 1987 through 1992. From 1975 to 1979, Mr. Carter was with Texas Commerce Bank in Houston, Texas. Mr. Carter holds an M.B.A. and B.B.A. from The University of Texas at Austin. Mr. Carter brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and knowledge of accounting and finance.

F. Gardner Parker, age 68, has been a director since 2000. He has been a private investor since 1984. Mr. Parker currently is, and has been, a trust manager of Camden Property Trust since 1993, where he also served as the Lead Independent Trust Manager from 1998 to 2008. Mr. Parker also serves on the boards of directors of Sharps Compliance Corp. (a waste management services provider), Hercules Offshore, Inc. and Pinnacle Gas Resources, Inc. and as chairman of the board of directors of Triangle Petroleum Corporation (an oil and gas exploration and development company). He also served on the board of Blue Dolphin Energy Company (an energy transmission company) from 2004 to 2006. Mr. Parker worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner. He is a graduate of The University of Texas and is board certified by the National Association of Corporate Directors. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 25 years.

Roger A. Ramsey, age 71, has been a director since 2004. He has served as Managing Partner of Ramjet Capital Ltd. (a private investment firm) since 1999. He served as the Chairman and Chief Executive Officer of MedServe, Inc., a privately held corporation, from 2004 through December 2009. He served as Chairman of the Board of Allied Waste Industries, Inc. from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. and served as its Vice President and Chief Financial Officer until 1977.

Mr. Ramsey is also a director of WCA Waste Corporation (a waste management company). Mr. Ramsey is also a member of the Board of Trustees at Texas Christian University. Mr. Ramsey brings to the Board of Directors experience and perspective as chief executive officer of several publicly traded and private companies and knowledge of accounting and finance as a director of several public and private companies.

Frank A. Wojtek, age 54, has been a director since 1993. He is currently the President and Director of A-Texian Compressor, Inc. (a natural gas compression services company) and has served in various capacities with that company since July 2004. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation. Mr. Wojtek has also held the positions of Vice President and Secretary/Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989. Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry. Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas. Mr. Wojtek brings to the Board of Directors knowledge of the Company and the energy industry by virtue of his service as an executive officer or director of the Company since its founding, experience in accounting and experience in financial executive positions at public and private companies.

Director Independence

The Board has determined that Messrs. Carter, Loyd, Parker, Ramsey and Wojtek are “independent directors” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq Stock Market. In making this determination, the Board took into account the transactions between the Company and Mr. Carter described in “Certain Transactions – Certain Matters Regarding Mr. Carter.” The Board determined that these transactions did not result in a relationship that interferes with the exercise of Mr. Carter’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Carter was independent.

Committees of the Board of Directors

The Board of Directors held four meetings during 2009 and transacted business on five occasions during the year by unanimous written consent.

During 2009, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served held during his service on the Board of Directors. The Board of Directors has a Nominating Committee, an Audit Committee and a Compensation Committee.

The Board of Directors has a Nominating Committee, which currently consists of Messrs. Loyd and Carter. The primary responsibilities of the Nominating Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors and recommending membership on standing committees of the Board of Directors. The Nominating Committee held one meeting during 2009. A copy of the Nominating Committee Charter may be found on the Company’s website at www.crzo.net. The Board of Directors has determined that Messrs. Loyd and Carter are independent directors within the meaning of Nasdaq Listing Rule 5605(a)(2).

The Board of Directors has an Audit Committee, which currently consists of Messrs. Parker (chairman), Carter and Ramsey. The Audit Committee held 11 meetings during 2009. The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing the Company’s annual audit report or performing other audit, review or attest services for the Company. The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for preapproval of audit and nonaudit services. The Audit Committee also reviews and discusses the annual audited financial statements with management and the independent registered public accounting firm. A copy of the Audit Committee Charter may be found on our website at www.crzo.net.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act. In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

The Board of Directors has a Compensation Committee, which currently consists of Messrs. Parker (chairman) and Ramsey. The Compensation Committee held eight meetings during 2009. The primary responsibilities of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and our other executive officers and oversee and advise the Board on the policies that govern our compensation programs. The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. The Compensation Committee retains the independent compensation consulting firm of A.G. Ferguson & Associates, Inc. (“AG Ferguson”) to provide the Compensation Committee with market data and recommendations regarding our executive compensation program. Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009 (the “Incentive Plan”), subject in some cases to action by the full Board. The Compensation Committee may delegate to the Chief Executive Officer and other senior officers of the Company certain of its duties under the Incentive Plan. In February 2005, the Compensation Committee delegated authority to the Chief Executive Officer to designate certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, to receive options under the plan and to determine the number of options to be issued to each such designee, subject to certain limitations. In October 2006, the Board of Directors designated a special stock award committee of the Board consisting solely of Mr. Johnson to award certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, shares of restricted stock under the plan and to determine the number of restricted shares to be issued, up to an aggregate of 15,000 shares per quarter and subject to other limitations.

A copy of the Compensation Committee Charter can be found on our website at www.crzo.net. The Board of Directors has determined that Messrs. Parker and Ramsey are independent directors within the meaning of Nasdaq Listing Rule 5605(a)(2).

Leadership Structure and Risk Oversight

The Board believes our Company’s current leadership structure, with Mr. Johnson serving as Chief Executive Officer and Mr. Webster serving as Chairman of the Board, is the optimal structure for the Company at this time. From the time that we became a publicly traded company in 1997, the roles of Chairman of the Board and Chief Executive Officer have been held by separate individuals. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to run the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate Chairman who has the responsibility of leading the Board. In addition, by having another director serve as Chairman of the Board, our Chief Executive Officer is able to focus his energy on running the Company.

We believe our Chief Executive Officer and our Chairman have an excellent working relationship. We believe this relationship and separation provides strong leadership for the Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our employees and other stakeholders. We believe we are also able to draw on Mr. Webster’s considerable industry expertise in the management of our Company through our consulting arrangement with him. (See “Certain Transactions—Certain Matters Regarding Mr. Webster” for more information.) Although this consulting arrangement precludes a finding that Mr. Webster is independent under applicable Nasdaq rules, the Board believes that such arrangement does not prevent Mr. Webster from exercising effective leadership in his role as Chairman of the Board and is, in any event, in the best interests of the Company.

The Board of Directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, but delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, the Board of Directors generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s appetite for risk.

The Audit Committee assists the Board of Directors in oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Certain risks associated with our governance fall within the authority of the Nominating Committee, which is responsible for evaluating independence of directors and Board candidates. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. These committees receive reports from management periodically regarding management’s assessment of risks and report regularly to the full Board of Directors.

Responsibility for risk oversight generally rests with the entire Board of Directors. Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks that we face. We have not concentrated within our executive management responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. These personnel report to the Board of Directors as appropriate regarding material risks facing us and our management of those risks. The Board of Directors monitors the risk management information provided to it and provides feedback to management from time to time.

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Nominating Committee also considers requirements under the listing standards of the Nasdaq Stock Market, Inc. for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The Nominating Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating Committee from a number of sources, including incumbent directors, officers, executive search firms and others. The Nominating Committee will consider director candidates recommended by shareholders. The extent to which the Nominating Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole, the Nominating Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Secretary, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	the financial and accounting background of the candidate, to enable the Nominating Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

The Nominating Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. For example, the Nominating Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

Director Compensation

The table below contains information about the compensation received by each of our non-employee directors during 2009. S. P. Johnson IV, our President and Chief Executive Officer, receives no compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards (including SARs) ($)(2)	All Other Compensation ($)		Total ($)
Steven A. Webster	–	–	185,879	195,000	(3)	380,879
Thomas L. Carter, Jr.	36,000	31,150	–	–		67,150
Paul B. Loyd, Jr.(4)	14,000	12,460	–	–		26,460
F. Gardner Parker	53,500	62,300	–	–		115,800
Roger A. Ramsey	43,500	43,610	–	–		87,110
Frank A. Wojtek	20,000	12,460	–	–		32,460

(1)	Represents the aggregate grant date fair value related to restricted stock units computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock units granted to our non-employee directors in 2009 was calculated at $12.46 per share. As of December 31, 2009, Mr. Webster held 1,167 unvested restricted shares of restricted stock. As of December 31, 2009, our directors held unvested restricted stock units in the following amounts: Mr. Webster – none, Mr. Carter – 2,500, Mr. Loyd – 1,000, Mr. Parker – 5,000, Mr. Ramsey – 3,500 and Mr. Wojtek – 1,000.

(2)	We did not grant any director stock option awards in 2009. As of December 31, 2009, our directors held exercisable options to purchase shares of Common Stock in the following amounts: Mr. Webster – 283,334, Mr. Carter – 3,334, Mr. Loyd – 27,000, Mr. Parker – 27,500, Mr. Ramsey – 13,500 and Mr. Wojtek – 2,500. During 2009, Mr. Webster was granted cash-settled stock appreciation rights under the Company’s Cash-Settled Stock Appreciation Plan and stock-settled stock appreciation rights under the Incentive Plan covering an aggregate of 18,332 shares of Common Stock. These stock appreciation rights had an aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (at $10.14 per share), of $185,879. Mr. Webster received these stock appreciation rights in his capacity as an independent contractor pursuant to a consulting agreement between the Company and an entity owned by Mr. Webster. See “Certain Transactions—Certain Matters Regarding Mr. Webster” for more information.

(3)	Reflects fees paid pursuant to a consulting agreement between the Company and an entity owned by Mr. Webster. See “Certain Transactions—Certain Matters Regarding Mr. Webster” for more information.

(4)	Mr. Loyd will resign from the Board of Directors effective at the Annual Meeting.

For the 2009-2010 director term, each director not employed by the Company or any of its subsidiaries (an “Outside Director”) received an annual cash retainer of $10,000, plus cash compensation of $2,500 per regular meeting attended ($1,000 if attended via telephone), $1,000 per special meeting attended ($500 if attended via telephone) and $1,000 per committee meeting ($500 if attended via telephone). The additional annual cash retainers for the Chairmen of the Audit, Compensation and Nominating Committees were $12,500, $6,000 and $2,500, respectively, and for non-chairman members of the Audit and Compensation Committees were $7,500 and $4,000, respectively. Outside director cash compensation for the 2010-2011 director term is expected to remain the same as the 2009-2010 term. All directors are reimbursed for travel and lodging expenses of attending meetings.

Under the Incentive Plan, the Chairmen of the Audit, Compensation and Nominating Committees and the nonchairmen members of the Audit, Compensation and Nominating Committees who are deemed by the Committee to be independent for purposes of the listing rules of the Nasdaq Stock Market may be granted stock options, restricted stock and/or restricted stock units at the discretion of the Board of Directors or the Compensation Committee. The vesting terms of any stock options, shares of restricted stock and restricted stock units granted to Outside Directors are at the discretion of the Compensation Committee or the Board of Directors. Each stock option granted to an Outside Director (1) has a ten-year term and (2) has an exercise price equal to the fair market value of a share of Common Stock on the date of grant. During 2009, the Outside Directors (other than Mr. Webster) received restricted stock units that vest in full on the first anniversary of the date of grant.

During 2009, Mr. Webster did not receive the award of restricted stock units for his service on the Board of Directors or for his service as Chairman of the Nominating Committee. Mr. Webster is not expected to receive the equity awards to which he would otherwise be entitled as a director in light of the consulting agreement between the Company and an entity owned by Mr. Webster. In 2009, the Company granted cash-settled stock appreciation rights covering 7,333 shares and stock-settled stock appreciation rights covering 10,999 shares to Mr. Webster in his capacity as a consultant to the Company. These stock appreciation rights (1) have a seven-year term, (2) vest in three equal annual installments if a Company performance target is met, and (3) have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Secretary, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002. The Company also has a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Director Attendance at Annual Meeting of Shareholders

The Company does not have a policy regarding director attendance at annual meetings of shareholders. All but one of the Company’s directors attended the 2009 Annual Meeting of Shareholders.

Code of Conduct

The Company has a Code of Conduct that is applicable to all employees and directors and that satisfies the requirements of Nasdaq Listing Rule 5610. The Code of Conduct is available on the Company’s website at www.crzo.net.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2009, all reports required by Section 16(a) to be filed by its directors, executive officers and greater than 10% beneficial owners were filed on a timely basis, except Mr. Carter, Mr. Parker, Mr. Ramsey and Mr. Webster each filed one Form 4 late, Mr. Boling, Mr. Johnson, Mr. Loyd and Mr. Wojtek each filed two Forms 4 late, Mr. Evans and Mr. Smith each filed three Forms 4 late, and Mr. Fisher filed four Forms 4 late. Each Form 4 described above reported one transaction, other than one Form 4 filed by each of Mr. Smith and Mr. Wojtek, which reported two transactions.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the election of the six nominees for director.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis covers the following topics:

•	our process of setting executive compensation;

•	the philosophy and objectives of our executive compensation program;

•	the components of our executive compensation; and

•	the tax deductibility of executive compensation.

The Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in the Compensation Committee’s charter, include each of the following:

•	Annually reviewing and approving our general compensation philosophy and overseeing the development and implementation of our compensation programs.

•

Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and having the sole authority to determine the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviewing and approving the compensation of all of our other “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act).

•	Making recommendations to the Board with respect to our long-term incentive plan.

•

Administering our long-term incentive plan in accordance with the terms and conditions of the plan, discharging any responsibilities imposed on, and exercising all rights and powers granted to, the Compensation Committee by the plan, and overseeing the activities of the individuals and entities responsible for the day-to-day operation and administration of the plan.

Compensation Consultant

During 2009, the Compensation Committee retained AG Ferguson to assist the Compensation Committee with executive compensation matters, and the Compensation Committee has also retained AG Ferguson for 2010. AG Ferguson has assisted the Compensation Committee on executive compensation matters since 2005. AG Ferguson is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices of a group of industry peers. The Compensation Committee determines the identity of the companies in the industry peer group annually. In 2005 and again in 2008, AG Ferguson also prepared and presented a director compensation study using the same industry peer group. A representative of AG Ferguson attends a meeting of the Compensation Committee each year to present their annual compensation study. The Compensation Committee believes AG Ferguson is independent of management. AG Ferguson works exclusively for the Compensation Committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant. Management may purchase broadly available compensation surveys or other products from compensation consulting firms.

The Compensation Committee considers AG Ferguson’s market study of the industry peer group before making decisions with respect to executive compensation (including base salary, bonuses and equity-based compensation) in its discretion.

The companies that the Compensation Committee selects for the industry peer group are designed to represent our competitors of similar size and scope in the exploration and production sector of the energy industry that generally compete in our areas of operation for both business opportunities and executive talent. The industry peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The Compensation Committee approves any revisions to the peer group on an annual basis. The following 10 companies comprised the industry peer group used during 2009 in connection with executive compensation decisions:

•	Cabot Oil & Gas, Inc.

•	ATP Oil & Gas Corporation

•	Berry Petroleum Company

•	Brigham Exploration Company

•	Delta Natural Gas Company, Inc.

•	Edge Petroleum Corporation

•	Goodrich Petroleum Corporation

•	Parallel Petroleum Corporation

•	PetroQuest Energy, Inc.

•	The Meridian Resource Corporation

Role of Executive Officers in Our Executive Compensation Program

Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers (but not for himself), based in part on AG Ferguson’s market study. Both our Chief Executive Officer and our Chief Financial Officer participate in meetings of the Compensation Committee to discuss executive compensation, but they are subsequently excused to allow the members of the Compensation Committee to meet in executive session.

Philosophy and Objectives of Our Executive Compensation Program

The guiding philosophy and specific objectives of our compensation program are: (1) to align executive compensation design and outcomes with our business strategy, (2) to encourage management to create sustained value for our shareholders, (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation, with the goal of focusing a majority of the total compensation package on a balance of short-term and long-term performance-based incentives, (b) aligning incentive plan goals with shareholder value-added measures and (c) having an open and objective discussion with management and the Compensation Committee in setting goals for and measuring performance of the named executive officers. We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding the short-term financial and operating goals and furthering the long-term strategy of the Company without subjecting the Company to excessive or unnecessary risk.

Compensation Program Design

Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive’s responsibility increases, his compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits or perquisites that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on the Company’s and our shareholders’ interests. Such downside protection includes, but is not limited to, the use of change of control arrangements, which are discussed in more detail below.

Base salary is generally set at a level commensurate with the base pay of executives with similar responsibilities at companies in our peer group. Our Chief Executive Officer annually reviews each executive’s performance, the performance of the Company and information regarding total cash compensation of executives in comparable positions at our peer companies and makes a recommendation to the Compensation Committee regarding each executive’s cash bonus for the applicable year. The cash bonus is tied to a percentage of the executive’s salary, subject to a maximum percentage. To determine the appropriate amount and mix of total compensation for each executive, the Compensation Committee reviews the recommendations made by our Chief Executive Officer, information regarding total compensation paid by our peer group companies and other compensation survey information developed and provided by our compensation consultant. The Compensation Committee generally seeks to provide each executive with total compensation, comprised of the cash portion and the equity-based portion, with a value within the range of values of total compensation provided to executives with similar responsibilities at our peer companies.

Based on its reviews of total compensation and such other factors, the Committee believes that the total compensation paid to the named executive officers is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our industry and our peer group. The Compensation Committee reviews comparable salary information provided by AG Ferguson as one factor to be considered in determining the base pay for our executive officers and aims for base salary for our executives to be within a general range of the median for the peer group. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. The employment contracts of the named executive officers provide that base salary will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to our other executives. In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries. The Chief Executive Officer may make recommendations regarding increases in salaries to account for changes in salaries paid to comparable executives at the companies in our peer group. The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base salary of the named executive officers in its discretion. The Compensation Committee determined not to increase the base salaries of each of the named executive officers in 2009 due to depressed market conditions that adversely affected the performance of the Company. The Compensation Committee is expected to review the base salary of the named executive officers in May 2010.

Annual Bonus

The annual bonus is a cash incentive designed to motivate our executives to maximize shareholder return and is based on a percentage of annual base salary. Our Chief Executive Officer reviews the performance of the executive and of the Company during the prior year and information regarding total cash compensation for comparable executive positions at companies in our industry and peer groups. The Chief Executive Officer then makes a recommendation to the Compensation Committee regarding the amount of the cash bonus for each executive (other than himself). The Compensation Committee reviews information regarding compensation for comparable executive positions at the companies in our industry and peer groups provided by AG Ferguson and aims for bonuses for our executives to be within a general range of the median for the peer group. The Compensation Committee also considers the other factors described above under “Base Salary.” The employment agreement of each named executive officer contemplates annual bonus awards in an amount comparable to the annual bonus awards of other named executive officers, taking into account the individual’s position and responsibilities. The Compensation Committee ultimately makes a decision regarding the bonuses of the named executive officers in its discretion. In June 2009, with respect to 2008, each of Messrs. Johnson, Boling, Fisher, Evans and Smith was awarded a bonus equal to 60%, 49%, 60%, 45% and 45%, respectively, of their annual base pay. These percentages were lower than in recent years due to generally depressed market conditions, which adversely affected the financial results of the Company. The Compensation Committee is expected to make its decision regarding the bonuses to be awarded to the named executive officers with respect to 2009 in May 2010. See Note 4 to the “Summary Compensation Table” for more information on the bonuses.

Long-Term Equity-Based Compensation

The objectives of our long-term incentive plan are to (1) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (2) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success by making awards designed to provide participants in the plan with a proprietary interest in our growth and performance. Long-term equity-based compensation is tied to shareholder return.

Particularly in recent years, the market for executives in our industry has been very competitive. The Compensation Committee believes, therefore, that equity compensation awards are particularly important in retaining our executives and attracting new executives. Under our incentive plan, long-term incentive compensation includes restricted stock, stock options, which generally have a ten-year term and vest on a schedule determined by the Compensation Committee or the Board of Directors, and restricted stock units and stock appreciation rights, which generally have a seven-year term and vest in three equal annual installments if certain performance targets are achieved. Cash-settled stock appreciation rights are settled in cash only and stock-settled stock appreciation rights may be settled in cash or Common Stock in the discretion of the Company. The exercise price of stock options and stock appreciation rights is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options and stock appreciation rights are rewarded only if the market price of the Common Stock appreciates. In addition, restricted stock units and stock appreciation rights only vest if the Company achieves certain performance targets. Stock options, stock appreciation rights and performance-based restricted stock units are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance the value and performance of our company and, hence, the price of the Common Stock and each shareholder’s return.

Although in the past we relied upon stock option awards to provide long-term incentives for our executives, given the significant increase in our stock price in the past several years through mid-2008, the Compensation Committee increased the use of restricted stock and restricted stock units. More recently the Compensation Committee has relied upon a blended approach of restricted stock, restricted stock units and stock appreciation rights as preferable tools to incentivize executive officers. Additionally, in order to limit the dilutive impact of equity-based awards on our shareholders and to align executive officers’ incentives with the Company’s performance, the Compensation Committee has utilized restricted stock units and, recently, cash-settled stock appreciation rights and stock appreciation rights that may be settled in stock or cash. Additionally, the Compensation Committee has increased its use of awards which vest only if certain Company performance targets are met, such as specified average daily production levels. Performance-based awards allow the Compensation Committee to include an at-risk component of awards and allow the Company to avail itself of the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is described below under “–Tax Considerations–Section 162(m) of the Internal Revenue Code.” The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers in its discretion. The awards generally vest in one-third increments over a three-year period if any applicable performance target has been met, although the Compensation Committee has also granted awards that have different vesting schedules. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

On June 3, 2009, the Compensation Committee approved two grants of restricted stock units to the named executive officers, subject to the terms, conditions and restrictions contained in our long-term incentive plan and the applicable restricted stock unit award agreement.

Under the first award, the restricted stock units will vest in three equal installments assuming the recipient’s continuous employment with the Company and the satisfaction of certain performance criteria. On May 28, 2010, one-third of the units will vest if the average daily production of the Company for the third quarter of 2009 is at least (1) 54,764 thousand standard cubic feet equivalent per day (“Mcfe/d”), if the Company’s weighted average realized natural gas price (excluding the impact of cash-settled hedges) for the third quarter of 2009 is greater than or equal to $3/Mcf, or (2) 43,811 Mcfe/d, if the Company’s weighted average realized natural gas price (excluding the impact of cash-settled hedges) for the third quarter of 2009 is less than $3/Mcf (the “Performance Target”). If the Performance Target is met, an additional one-third of the units will vest on May 28, 2011, and the final one-third of the units will vest on May 28, 2012. On October 5, 2009, the Compensation Committee determined that the Performance Target has been met.

Under the second award, if the Performance Target described above is satisfied, the restricted stock units will vest in a single installment, assuming the recipient’s employment with the Company, on the date that the

Compensation Committee determines the Performance Target is satisfied. The Compensation Committee determined to grant shares of restricted stock with performance-based vesting terms in part so that the compensation should be deductible for federal income tax purposes, as qualified performance-based compensation under Section 162(m) of the Code. The three-year vesting period the Compensation Committee adopted under the first award is designed to encourage the retention of our executives.

On June 3, 2009, the Compensation Committee also approved a grant of stock appreciation rights (“SARs”) with a strike price of $20.22 to the named executive officers, subject to the terms, conditions and restrictions contained in our long-term incentive plan and the applicable SAR award agreement. The SARs may be settled in cash or stock, or any combination of cash and stock, at the discretion of the Company. The SARs have a seven-year term and will vest in three equal annual installments beginning on May 28, 2010, assuming the recipient’s continuous employment with the Company and the satisfaction of the Performance Target described above. If the Performance Target is met, one-third of the SARs will vest on May 28, 2010, an additional one-third of the SARs will vest on May 28, 2011, and the final one-third of the SARs will vest on May 28, 2012.

On June 3, 2009, the Compensation Committee adopted the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan. This plan is designed to attract and retain key employees, consultants and other independent contractors of the Company, to encourage the sense of proprietorship of such employees and independent contractors and to stimulate the active interest of such persons in the development and financial success of the Company. The plan is generally administered by the Compensation Committee. Under the plan, the Compensation Committee can award cash-settled stock appreciation rights to employees and independent contractors from time to time. The strike price for a stock appreciation rights may be not less than the fair market value of the Common Stock on the date on which the award is granted. The terms, conditions and limitations applicable to any awards under the Plan, including the term of any stock appreciation rights and the date or dates upon which they become exercisable, will be determined by the Compensation Committee. Pursuant to the plan, on June 3, 2009, the Compensation Committee approved a grant of cash-settled stock appreciation rights with a strike price of $20.22 to the named executive officers. These stock appreciation rights have a seven-year term and will vest in three equal annual installments beginning on May 28, 2010, assuming the recipient’s continuous employment with the Company and the satisfaction of the Performance Target described above.

The Compensation Committee retains the flexibility to grant restricted stock, restricted stock units, stock options or stock appreciation rights in the future, depending on various factors, including the price of the Common Stock. We may periodically grant new awards to provide continuing incentive for future performance. In making the decision to grant additional awards, the Compensation Committee considers factors such as the size of previous grants and the number of awards held. In determining whether to grant executive officers awards under the plan, the Compensation Committee considers various factors, including that executive’s current ownership stake in our company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those awards would encourage the executive to remain with us and the value of the executive’s service to us. We do not currently have any stock ownership guidelines for officers or directors.

In addition to regular grants, the Compensation Committee or the Board of Directors may from time to time grant shares of restricted stock, restricted stock units, stock appreciation rights or stock options to newly hired executives as a hiring incentive.

Severance and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control. The employment agreements contain change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The Compensation Committee believes these agreements encourage executives to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

Perquisites and Other Benefits

We also make 401(k) contributions and pay insurance premiums for the named executive officers and our other employees. We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our peer group. In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but we have since adopted a policy that we will not grant any overriding royalty interests to our executive officers. We also have a “notional” overriding royalty interest participation arrangement with Mr. Fisher, which is not an assigned legal interest but is based on our oil and gas production in a certain operated field located in our Barnett Shale area in the Fort Worth Basin. Mr. Fisher’s “All Other Compensation” for 2009 and 2008 included $403 and $2,535 of compensation from overriding royalty interests and $13,483 and $26,055 of compensation from this “notional” overriding royalty interest, respectively. We believe this arrangement serves as an additional incentive for Mr. Fisher, as Vice President and Chief Operating Officer, to create value for our shareholders. We may grant similar “notional” overriding royalty participation rights to our named executive officers from time to time in the future.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of compensation paid to certain executives, unless such compensation qualifies as “performance-based compensation.” The Compensation Committee and the Board of Directors will take deductibility or nondeductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts. As noted above, the Compensation Committee took Section 162(m) into account in 2009 in its use of performance-based equity compensation.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to employees is subject to Section 409A of the Code, the Company intends that these elements be compliant so that the employees are not subject to increased income or penalty taxes imposed by Section 409A. Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A become applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends to operate its compensation arrangements so that they are compliant with or exempt from Section 409A and has, therefore, amended or modified its compensation programs and awards, including the employment agreements, to the extent necessary to make them compliant or exempt. The Company has also agreed to provide additional payments to the named executive officers in the event that an additional tax is imposed under Section 409A.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, we have recommended to the Company’s board of directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2010 annual general meeting of shareholders.

The Compensation Committee

F. Gardner Parker

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during 2009, 2008 and 2007 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated executive officers serving as of December 31, 2009 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
S. P. Johnson IV	2009	432,000	–	(3)	88,302	1,631,543	23,054	2,174,899
President and Chief Executive Officer	2008	408,000	259,200	(4)	455,763	–	20,909	1,143,872
	2007	348,875	360,000	(4)	542,565	–	11,902	1,263,342
Paul F. Boling	2009	237,000	–	(3)	724,556	256,377	13,538	1,231,471
Chief Financial Officer, Vice President, Secretary and Treasurer	2008	229,667	115,500	(4)	190,298	–	12,296	547,761
	2007	208,333	193,500	(4)	316,084	–	7,373	725,290

J. Bradley Fisher	2009	300,000	–	(3)	836,747	290,151	29,739	1,456,637
Vice President and Chief Operating Officer	2008	285,000	180,000	(4)	248,510	–	43,545	757,055
	2007	250,000	229,500	(4)	370,677	–	29,629	879,806
Gregory E. Evans	2009	234,000	–	(3)	451,716	155,590	14,160	855,466
Vice President of Exploration	2008	226,000	105,375	(4)	177,962	–	12,791	522,128
	2007	203,333	168,000	(4)	309,557	–	7,168	688,058
Richard H. Smith	2009	215,000	–	(3)	329,524	110,966	11,570	667,060
Vice President of Land	2008	206,667	96,750	(4)	120,582	–	11,050	435,049
	2007	186,667	152,000	(4)	270,788	–	6,618	616,073

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. See “Grants of Plan-Based Awards Table” for information on stock and option awards that we granted in 2009.

(2)	The amounts shown as “All Other Compensation” for the named executive officers include the following:

	Year	Mr. Johnson	Mr. Boling	Mr. Fisher	Mr. Evans	Mr. Smith
Matching contributions under the 401(K) Plan	2009	$21,600	$11,850	$15,000	$11,700	$10,750
	2008	19,667	11,483	14,250	11,300	10,333
	2007	11,063	6,583	7,906	6,425	5,904

Life insurance premium	2009	1,454	1,688	853	2,460	820
	2008	1,242	813	705	1,491	717
	2007	389	790	952	743	714

Overriding royalties	2009	–	–	13,886	–	–
	2008	–	–	28,590	–	–
	2007	–	–	20,771	–	–

See “Compensation Discussion and Analysis — Perquisites and Other Benefits” for a discussion of overriding royalties granted to certain named executive officers.

(3)	We expect the Compensation Committee will determine the bonus amounts earned by the named executive officers with respect to 2009 in May 2010.

(4)	The amounts shown for 2008 and 2007 include amounts earned with respect to 2008 and 2007 but paid in the second quarter of 2009 and 2008, respectively.

GRANTS OF PLAN-BASED AWARDS

The table below contains information with respect to plan-based awards to the named executive officers during 2009.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(1)

S. P. Johnson IV	6/3/09	4,273	(2)	–	20.67
	6/3/09	133,062	(3)	20.22	10.14
	6/3/09	27,848	(4)	20.22	10.14
Paul F. Boling	6/3/09	33,158	(5)	–	20.67
	6/3/09	1,904	(2)	–	20.67
	6/3/09	15,171	(3)	20.22	10.14
	6/3/09	10,114	(4)	20.22	10.14
J. Bradley Fisher	6/3/09	37,524	(5)	–	20.67
	6/3/09	2,967	(2)	–	20.67
	6/3/09	17,170	(3)	20.22	10.14
	6/3/09	11,446	(4)	20.22	10.14
Gregory E. Evans	6/3/09	20,122	(5)	–	20.67
	6/3/09	1,737	(2)	–	20.67
	6/3/09	9,207	(3)	20.22	10.14
	6/3/09	6,138	(4)	20.22	10.14
Richard H. Smith	6/3/09	14,351	(5)	–	20.67
	6/3/09	1,595	(2)	–	20.67
	6/3/09	6,566	(3)	20.22	10.14
	6/3/09	4,378	(4)	20.22	10.14

(1)	Represents the grant date fair value per share of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Represents performance-based restricted stock units granted under the Incentive Plan that vested in a single installment on October 5, 2009, the date on which the Compensation Committee determined that the Performance Target had been met.

(3)	Represents performance-based stock-settled stock appreciation rights granted under the Incentive Plan that have a seven-year term and vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012, if the Performance Target has been met. On October 5, 2009, the Compensation Committee determined that the Performance Target had been met.

(4)	Represents performance-based cash-settled stock appreciation rights granted under the Cash-Settled Stock Appreciation Rights Plan that have a seven-year term and vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012, if the Performance Target has been met. On October 5, 2009, the Compensation Committee determined that the Performance Target had been met.

(5)	Represents performance-based restricted stock units granted under the Incentive Plan that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012, if the Performance Target has been met. On October 5, 2009, the Compensation Committee determined that the Performance Target had been met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
S. P. Johnson	8,334	–		–	15.01	2/28/2015	–		–
	8,334	–		–	8.27	9/3/2014	–		–
	70,000	–		–	2.25	2/17/2011	–		–
	25,000	–		–	3.14	4/28/2010	–		–
	45,000	–		–	4.01	12/6/2011	–		–
	50,000	–		–	4.43	4/7/2013	–		–
	–	133,062	(2)	–	20.22	6/3/2016	–		–
	–	27,848	(3)	–	20.22	6/3/2016	–		–
	–	–		–	–	–	3,428	(4)	90,876
	–	–		–	–	–	19,730	(5)	523,042
Paul F. Boling	14,250	–		–	6.98	2/19/2014	–		–
	–	15,171	(2)	–	20.22	6/3/2016	–		–
	–	10,114	(3)	–	20.22	6/3/2016	–		–
	–	–		–	–	–	2,002	(4)	53,073
	–	–		–	–	–	8,238	(5)	218,389
	–	–		–	–	–	33,158	(6)	879,019
J. Bradley Fisher	–	17,170	(2)	–	20.22	6/3/2016	–		–
	–	11,446	(3)	–	20.22	6/3/2016	–		–
	–	–		–	–	–	2,345	(4)	62,166
	–	–		–	–	–	10,758	(5)	285,195
	–	–		–	–	–	37,524	(6)	994,761
Gregory E. Evans	13,333	–		–	14.90	3/2/2015	–		–
	–	9,207	(2)	–	20.22	6/3/2016	–		–
	–	6,138	(3)	–	20.22	6/3/2016	–		–
	–	–		–	–	–	1,957	(4)	51,880
	–	–		–	–	–	7,704	(5)	204,233
	–	–		–	–	–	20,122	(6)	533,434
Richard H. Smith	–	6,566	(2)	–	20.22	6/3/2016	–		–
	–	4,378	(3)	–	20.22	6/3/2016	–		–
	–	–		–	–	–	316	(4)	8,377
	–	–		–	–	–	5,220	(5)	138,382
	–	–		–	–	–	14,351	(6)	380,445
	–	–		–	–	–	5,585	(7)	148,058

(1)	Based on the closing price of our Common Stock on the Nasdaq Global Select Market on December 31, 2009 ($26.51 per share).

(2)	Represents an award of stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012 if the Performance Target is met.

(3)	Represents an award of cash-settled stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012 if the Performance Target is met.

(4)	Represents an award of shares of restricted stock, 15% of which vested on May 29, 2008, 60% of which vested on May 29, 2009 and the remaining 25% of which vests on May 29, 2010.

(5)	Represents an award of shares of performance-based restricted stock that vests in one-third increments on June 19, 2009, June 19, 2010 and June 19, 2011. On May 11, 2009, the Compensation Committee determined that the Performance Target had been met.

(6)	Represents an award of shares of restricted stock units that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012 if the Performance Target is met. On October 5, 2009, the Compensation Committee determined that the Performance Target had been met.

(7)	Represents an award of shares of restricted stock that vest on May 29, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table shows information concerning the amounts realized by the named executive officers on the exercise of options to purchase our Common Stock during 2009, and the vesting of restricted stock awards during 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S. P. Johnson IV	—	—	27,368	567,798

Paul F. Boling	—	—	12,347	258,438

J. Bradley Fisher	—	—	15,299	323,422

Gregory E. Evans	—	—	11,950	249,618

Richard H. Smith	—	—	9,960	236,115

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Mr. Parker and Mr. Ramsey. There are no matters relating to interlocks or insider participation that we are required to report.

Certain Transactions

The Charter of the Audit Committee also provides that the committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest. In addition, our Code of Conduct requires that directors and officers and other employees disclose possible conflicts of interest to our Chief Executive Officer, Chief Financial Officer or a member of the Audit Committee.

Marcellus Shale Joint Venture

Effective as of August 1, 2008, our wholly-owned subsidiary Carrizo (Marcellus) LLC entered into a joint venture arrangement with an affiliate of Avista Capital Partners, LP, a private equity fund (Avista Capital Partners, LP, together with its affiliates, “Avista”). Under the terms of the joint venture, we and Avista each committed to contribute up to $150 million in cash and properties to acquire and develop acreage within an area of mutual interest located in the Marcellus Shale play, including the dedication of all of our respective Marcellus leasehold owned at the time of the formation of the joint venture. Until mid-2009, Avista was required to fund substantially all of the joint venture’s capital and exploration obligations and our general and administrative expenses. Since that time, we and Avista have each borne our respective share of all costs of joint venture operations in accordance with our participating interests, which to date remains 50/50.

We serve as operator of our joint venture with Avista under a joint operating agreement with Avista and provide all geotechnical, engineering, operating, land and accounting support to the joint venture. We have also agreed to perform specified management services for the Avista affiliate that is our partner in the joint venture on the same cost and reimbursement basis provided for in the joint operating agreement. An operating committee composed of one representative of each party provides overall supervision and direction of joint operations. Each representative has a vote equal to the participating interest in the properties and operations of the party it represents. Avista or its designee has the right to become a co-operator of the properties if all of its membership interests or substantially all of its assets are sold to an unaffiliated third party or if we default under the terms of any pledge of our interest in the properties.

Subject to specified exceptions, net cash flow from hydrocarbon production from the Marcellus joint venture properties and related sales proceeds, if the properties are sold, will be allocated first to the joint venture partners in proportion to their respective investments (with property dedications generally valued on a cost basis) until Avista has recovered its investment, then 100% to us until we recover approximately $33.5 million, and thereafter in accordance with the parties’ participating interests, which we expect will generally be 50/50. We have also agreed to jointly market Avista’s share of the production from the properties with our own until the cash flows and sale proceeds are allocated in accordance with the parties’ participating interests under the joint operating agreement. In addition to our share in the production and sale proceeds from joint venture properties, we also acquired as part of the transaction (through a wholly-owned subsidiary) an interest in the Avista joint venture entity that entitles us to increasing percentages of the Avista entity’s profits if that entity’s members receive a return of their investment, and specified internal rates of return on these investments are achieved. Our interest in the Avista entity provides consent rights only in limited, specified circumstances and generally does not entitle us to vote or participate in the management of the Avista entity, which is controlled by its members and affiliates.

As part of the transaction, and subject to certain exceptions, the parties agreed to enter into an area of mutual interest covering the Marcellus Shale play, wherein any lease, royalty or mineral rights acquired by one party within the area must be proportionately offered to the other on the same terms and conditions. The area of mutual interest will remain in place until the earliest to occur of the following events, at which time the area of mutual interest will only continue to apply to those areas where the joint venture is active: (1) December 31, 2010, (2) the date on which the parties’ collective investment reaches $300 million, (3) upon Avista’s request to be designated (or have its designee designated) as a co-operator of the properties in connection with the sale to an unaffiliated third party of all of its membership interests or substantially all of its assets and (4) upon the required designation of Avista (or its designee) as a co-operator of the properties in connection with our default under the terms of any pledge of our interest in the properties.

The parties have limited rights to transfer their respective interests in the properties until the initial parties’ collective investment reaches $300 million. We currently expect that collective expenditures during 2010 will cause the joint venture to exceed the $300 million dollar limitation. After that time, each party’s ability to transfer its interest in the joint venture to third parties is subject in most instances to preferential purchase rights for transfers of less than 10% of its interest in joint venture properties, or to “tag along” rights for most other transfers. Avista’s tag along rights do not apply upon a change of control of the Company. During 2009, we paid approximately $9.7 million to the joint venture.

Our Chairman, Steven A. Webster, serves as Co-Managing Partner and President of Avista Capital Partners LP, a private equity firm focused on investments in the energy, media and healthcare sectors, and is therefore a related party to the joint venture.

Certain Other Matters Regarding Mr. Webster

In November 1999, we entered into a month-to-month agreement, as amended, with San Felipe Resource Company, an entity owned by Mr. Webster, under which Mr. Webster provides consulting services to the Company in exchange for a fee of $15,000 per month.

Due to the limited capital available in the first half of 2006 to fund all of our ongoing lease acquisition efforts in the Fayetteville Shale and other shale plays, we elected to enter into various lease purchase option agreements with a number of third parties, including Mr. Webster (collectively, the “counterparties”). The lease purchase option agreement with Mr. Webster expired at the end of 2006. The terms and conditions of the lease purchase option agreement with Mr. Webster were consistent with the lease purchase option arrangements we entered into with the unrelated third parties. These lease purchase option arrangements provide us the option to purchase leases from the counterparties, over an option period, generally 90 days, for the counterparties’ original cost of the leases plus an option fee. We paid Mr. Webster fees under this agreement totaling approximately $250,000 in 2006. In accordance with the lease purchase option agreement, we also assigned an overriding royalty interest on any lease we acquired from Mr. Webster under the lease purchase option agreement with him, which overriding royalty interest varied from one-half to one percent of 8/8ths, proportionally reduced to the actual net interest in any given lease acquired from Mr. Webster. We paid Mr. Webster approximately $120 and $430 in 2009 and 2008, respectively, in overriding royalties under the agreement. Strategically, these leasing arrangements have allowed us to temporarily control important acreage positions during periods that we have lacked sufficient capital to directly acquire such oil and gas leases.

Pinnacle Gas Resources, Inc.

In 2003, the Company and its wholly-owned subsidiary CCBM, Inc. contributed their interests in certain natural gas and oil leases in Wyoming and Montana in areas prospective for coalbed methane to a newly formed entity, Pinnacle Gas Resources, Inc. (“Pinnacle”). On February 23, 2010, Pinnacle entered into an Agreement and Plan of Merger with affiliates of Scotia Waterous (USA), Inc. At the closing of the transactions contemplated by the Merger Agreement, Pinnacle is expected to be owned by an investor group led by Scotia Waterous (USA), Inc., which includes DLJ Merchant Banking Partners III, L.P. and affiliated investment funds and certain members of Pinnacle’s management team. Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger, each outstanding share of Pinnacle common stock, (other than dissenting shares and those owned by the buyers and affiliates) will be converted into the right to receive a cash amount of $0.34 per share. As of December 31, 2009, the Company owned 2,529,354 shares of Pinnacle common stock. Mr. Webster was previously affiliated with DLJ Merchant Banking Partners. Mr. Webster is a former director of Pinnacle. Messrs. Johnson and Parker are currently directors of Pinnacle.

Certain Matters Regarding Mr. Carter

Thomas L. Carter, Jr., a member of our board of directors, and his immediate family members collectively own interests directly and indirectly through entities (the “Black Stone Entities”), which are royalty owners in the Company’s Louisiana Delta Farms #1, Louisiana Delta Farms #2 and King Gas #1. Mr. Carter also serves as an executive officer, general partner or controlling shareholder of the Black Stone Entities and, in some cases, he and his family hold substantial interests in these entities. We estimate that, during 2009, (1) the Black Stone Entities collectively, were paid approximately less than $1,000 in lease bonuses and other land costs in connection with the acquisition by the Company of certain leases in which the Black Stone Entities held an interest and (2) the Black Stone Entities were paid approximately $194,000 in lease royalties attributable to wells owned by the Company. In addition, the Black Stone Entities own royalty interests in certain undeveloped lease acreage that the Company may develop in the future. The terms and conditions of the lease agreements with the Black Stone Entities in which royalty payments are, or may become, due to the Black Stone Entities are generally consistent with the lease agreements that we have entered into with other unrelated third parties.

Employment Agreements

The Company has entered into employment agreements with each executive officer listed below. The following chart shows the annual base salaries paid by the Company for 2009.

Name and Current Position	Annual Salary

S. P. Johnson IV President and Chief Executive Officer	$432,000
Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	$237,000
J. Bradley Fisher Vice President and Chief Operating Officer	$300,000
Gregory E. Evans Vice President of Exploration	$234,000
Richard H. Smith Vice President of Land	$215,000

The employment agreements each have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in each agreement) that gives rise to termination of employment occurs. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Mr. Johnson’s employment agreement provides that he will serve as President, Chief Executive Officer and a member of the Board of Directors. Upon termination of employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in each agreement), or if employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by the employee for good reason (as defined in each agreement), under the agreements the employee will generally be entitled to (1) an immediate lump sum cash payment equal to 145% for Messrs. Johnson and Fisher and 97% in the case of Messrs. Boling, Evans and Smith (363% for Mr. Johnson, 266% for Mr. Fisher and 145% for Messrs. Boling, Evans and Smith, if termination occurs after or in anticipation of a change of control) of his annual base salary,

(2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% for Mr. Johnson, 90% in the case of Messrs. Boling and Fisher and 80% in the case of Messrs. Evans and Smith of his annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in each employment agreement), an immediate lump sum cash payment equal to 3% of the employee’s annual base salary, (4) continued medical and dental benefits coverage for the employee and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock option, restricted stock award, restricted stock unit award or other equity-based award and performance award previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term. Notwithstanding this provision, each of the Company’s performance-based restricted stock unit grants made to the named executive officers since December 14, 2008 have provided that in no event would such accelerated vesting occur in the event of a termination without cause or for good reason prior to a change in control unless the performance condition underlying the awards has been satisfied.

If employment terminates due to the death of the employee and other than during a window period, the Company will provide continued medical and dental benefits coverage for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. The Company will also provide the employee with Company-paid term life insurance protection with a death benefit at least equal to 2 times annual base salary for Mr. Johnson, 1.9 times annual base salary in the case of Messrs. Boling and Fisher and 1.8 times annual base salary in the case of Messrs. Evans and Smith, with such coverage being supplemental to any other Company-paid group life insurance policy.

The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual’s position, responsibilities and accomplishments.

In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys fees pending a dispute if the termination occurred within two years after a change in control (as defined in the agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control. The agreements also provide that the employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control as well as a gross-up payment to offset the effect of any additional taxes imposed under Section 409A of the Code. Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

On January 15, 2010, David L. Pitts became Vice President and Chief Accounting Officer of the Company and will serve as the Principal Accounting Officer of the Company. One the same date, the Company entered into an employment agreement with Mr. Pitts that includes terms similar to those included in the employment agreements of the other executive officers, as described above.

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following tables provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of our company.

Executive Benefits and Payments Upon Termination of S. P. Johnson IV (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	–	1,071,360	(2)	–	2,013,120	(3)	–		1,071,360
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	1,012,124		–	1,012,124		1,012,124		1,012,124
Unvested and Accelerated Restricted Shares (5)	–	613,938		–	613,938		613,938		613,938
Life Insurance Proceeds	–	–		–	–		1,512,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	9,195		–	9,195		9,195		9,195
Total	–	2,706,617		–	3,648,377		3,147,257		2,706,617

(1)	The executive’s base salary as of December 31, 2009 was $432,000. Information in this table assumes a termination date of December 31, 2009 and a price per share of our Common Stock of $26.51 (the closing market price per share on December 31, 2009).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 100% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 363% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 350% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Paul F. Boling (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	–	450,300	(2)	–	564,060	(3)	–		450,300
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	159,043		–	159,043		159,043		159,043
Unvested and Accelerated Restricted Shares (5)	–	1,150,362		–	1,150,362		1,150,362		1,150,362
Life Insurance Proceeds	–	–		–	–		805,800	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	7,523		–	7,523		7,523		7,523
Total	–	1,767,228		–	1,880,988		2,122,728		1,767,228

(1)	The executive’s base salary as of December 31, 2009 was $237,000. Information in this table assumes a termination date of December 31, 2009 and a price per share of our Common Stock of $26.51 (the closing market price per share on December 31, 2009).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 90% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 90% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 340% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of J. Bradley Fisher (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	–	714,000	(2)	–	1,077,000	(3)	–		714,000
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	179,995		–	179,995		179,995		179,995
Unvested and Accelerated Restricted Shares (5)	–	1,342,055		–	1,342,055		1,342,055		1,342,055
Life Insurance Proceeds	–	–		–	–		1,020,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	9,195		–	9,195		9,195		9,195
Total	–	2,245,245		–	2,608,245		2,551,245		2,245,245

(1)	The executive’s base salary as of December 31, 2009 was $300,000. Information in this table assumes a termination date of December 31, 2009 and a price per share of our Common Stock of $26.51 (the closing market price per share on December 31, 2009).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 90% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 266% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 90% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 340% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Gregory E. Evans (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	–	421,200	(2)	–	533,520	(3)	–		421,200
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	96,520		–	96,520		96,520		96,520
Unvested and Accelerated Restricted Shares (5)	–	789,527		–	789,527		789,527		789,527
Life Insurance Proceeds	–	–		–	–		772,200	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	5,118		–	5,118		5,118		5,118
Total	–	1,312,365		–	1,424,685		1,663,365		1,312,365

(1)	The executive’s base salary as of December 31, 2009 was $234,000. Information in this table assumes a termination date of December 31, 2009 and a price per share of our Common Stock of $26.51 (the closing market price per share on December 31, 2009).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 80% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 330% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Richard H. Smith (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	–	387,000	(2)	–	490,200	(3)	–		387,000
Long-Term Incentives
Unvested and Accelerated Stock Appreciation Rights(4)	–	68,838		–	68,838		68,838		68,838
Unvested and Accelerated Restricted Shares(5)	–	576,531		–	576,531		576,531		576,531
Life Insurance Proceeds	–	–		–	–		709,500	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	4,414		–	4,414		4,414		4,414
Total	–	1,036,783		–	1,139,983		1,359,283		1,036,783

(1)	The executive’s base salary as of December 31, 2009 was $215,000. Information in this table assumes a termination date of December 31, 2009 and a price per share of our Common Stock of $26.51 (the closing market price per share on December 31, 2009).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 80% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2009 based on the closing market price per share of our common stock on December 31, 2009.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 330% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Equity Compensation Plans

Information concerning our equity compensation plans at December 31, 2009 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	895,463	$5.89	1,100,537

(1) Consists of shares of Common Stock that are issuable with respect to options, restricted stock units and stock-settled stock appreciation rights issued under the Incentive Plan. Does not include stock appreciation rights that may be settled in cash only under the Company’s Cash-Settled Stock Appreciation Rights Plan.

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that the members of the Audit Committee are “independent,” as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.crzo.net.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker

Thomas L. Carter, Jr.

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

PROPOSAL 2

APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Changes in Independent Registered Public Accounting Firm

On June 3, 2009, the Company dismissed Pannell Kerr Forster of Texas, P.C. (“PKF”) as its independent registered public accounting firm, and on June 3, 2009, engaged KPMG to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending December 31, 2009. The dismissal of PKF and engagement of KPMG were unanimously approved by the Audit Committee.

The audit reports of PKF on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the year ended December 31, 2007 noted that the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” on January 1, 2007. During the fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through June 3, 2009, there were (i) no disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that if not resolved to the satisfaction of PKF, would have caused it to make reference to the subject matter of such disagreements in its reports on the Company’s financial statements for such periods and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PKF with a copy of the foregoing disclosure and requested PKF to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements by the Company in the foregoing disclosure and, if not, stating the respects in which it does not agree. PKF’s letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on June 4, 2009.

During the fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through June 3, 2009, neither the Company nor anyone on its behalf consulted KPMG regarding either (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Board of Directors has appointed, and recommends the approval of the appointment of, KPMG as independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG as the Company’s independent registered public accounting firm for 2010. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification. Abstentions will be counted as present for the purposes of determining if a quorum is present but will have the same effect as a vote against the proposal. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of KPMG, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by KPMG and PKF for professional services rendered, including for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008 and for the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2009 and 2008 and for work on other SEC filings.

KPMG billed the Company as set forth in the table below for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2009 and for the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009. KPMG did not provide any non-audit services for the Company during 2009. All amounts billed by KPMG were for work performed subsequent to its engagement on June 3, 2009 and are reflected in the “Fiscal 2009–KPMG” column below. PKF billed the Company for (i) the audit of the Company’s annual financial statements for the year ended December 31, 2008 and for the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters in 2008 and (ii) for the review of the Company’s quarterly financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as set forth in the “Fiscal 2008–PKF” and “Fiscal 2009–PKF” columns below, respectively. PKF did not bill the Company for any non-audit services during 2009 and 2008.

	Fiscal 2009		Fiscal 2008
Description	KPMG	PKF	PKF
Audit Fees	$575,000	$60,064	$548,686

Audit-Related Fees	–	–	–

Tax Fees	–	–	–

All Other Fees	–	–	–

Total	$575,000	$60,064	$548,686

Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the Audit Committee. No non-audit services were performed by KPMG or PKF pursuant to the de minimis exception in 2009.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as independent registered public accounting firm for the Company for 2010.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Shareholder Proposals For Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2010. However, if the date of the 2011 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2010 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s Bylaws. The Company’s Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2011 Annual Meeting of Shareholders is the same as the date of the 2010 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2011 Annual Meeting of Shareholders must notify the Company no later than February 28, 2011.

A copy of the Company’s Bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

The 2009 Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 2009, has been mailed to all shareholders entitled to vote at the Annual Meeting on or before the date of mailing this proxy statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that shareholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 1000 Louisiana, Suite 1500, Houston, Texas 77002, telephone number (713) 328-1000. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2009 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

Annual Report on Form 10-K

Carrizo will provide to each shareholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for 2009, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Paul F. Boling

Secretary

Dated: April 12, 2010

Houston, Texas

☐                     ¢

CARRIZO OIL & GAS, INC.

May 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints S.P. Johnson IV and Paul F. Boling, jointly and severally, proxies, with full power of substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held on Tuesday, May 18, 2010, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas, at 9:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific directions to the contrary, this proxy will be voted for the election of each of the directors named on the reverse side and for the approval of KPMG LLP as the Company’s independent registered public accounting firm for 2010, and in the discretion of the proxies, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforementioned Annual Meeting.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

CARRIZO OIL & GAS, INC.

May 18, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.crzo.net/proxy2010.pdf

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20630000000000000000	6	051810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	☐	S.P. Johnson IV
		☐	Steven A. Webster
☐	WITHHOLD AUTHORITY	☐	Thomas L. Carter, Jr.
	FOR ALL NOMINEES	☐	F. Gardner Parker
		☐	Roger A. Ramsey
☐	FOR ALL EXCEPT	☐	Frank A. Wojtek
(See instructions below)

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ¢

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

3.	With discretionary authority as to such other matters as may properly come before the meeting.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢